EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS THIRD-QUARTER FISCAL 2008 FINANCIAL RESULTS

•	Net revenues of $166.3 million for the third quarter of fiscal 2008, an increase of $25.3 million over the third quarter of fiscal 2007.
•

Net income of $17.6 million, or $1.46 per diluted share, for the third quarter of fiscal 2008, compared to net income of $17.7 million, or $1.49 per diluted share, for the third quarter of fiscal 2007.

•	Net revenues of $476.2 million for the nine months ended June 30, 2008, an increase of $77.3 million over the same period of fiscal 2007.
•

Net income of $46.5 million, or $3.87 per diluted share, for the nine months ended June 30, 2008, compared to net income of $48.3 million, or $4.40 per diluted share, for the same period of fiscal 2007.

KOKOMO, IN, August 6, 2008 – Haynes International, Inc. (Nasdaq GM: HAYN) today reported net revenues of $166.3 million and net income of $17.6 million, or $1.46 per diluted share, for the three months ended June 30, 2008 and net revenues of $476.2 million and net income of $46.5 million, or $3.87 per diluted share, for the nine months ended June 30, 2008.

“I am very pleased with the operating results from the third quarter of fiscal 2008. We continue to improve results from quarter-to-quarter in a competitive environment. This improvement reflects the marketing and sales effort to diversify and expand our markets and the operating improvements gained by our capital upgrade program,” said Francis Petro, Haynes’ President and Chief Executive Officer.

Commenting on the outlook for the balance of the current fiscal year and forward, Mr. Petro said, “I expect the favorable demand trend for high-performance alloys to largely continue in our significant end markets. In addition, our capital upgrade program will increase our production capacity, allowing us to participate in the expected market growth, particularly in the later part of fiscal 2009. As we previously stated, we also expect a reduction in manufacturing costs and improvements in our working capital position.”

Quarterly Results

Net revenues increased by $25.3 million, or 17.9%, to $166.3 million in the third quarter of fiscal 2008 from $141.1 million in the same period of fiscal 2007.  Volume for all products increased by 6.3% to 6.2 million pounds in the third quarter of fiscal 2008 from 5.8 million pounds in the same period of fiscal 2007. Volume of high-performance alloys increased by 20.8% to 6.1 million pounds in the third quarter of fiscal 2008 from 5.0 million pounds in the same period of fiscal 2007. As a result of the Company’s strategy to focus on the production and sale of high-performance alloy wire, volume of stainless steel wire decreased to 0.1 million pounds in the third quarter of  fiscal 2008 from 0.8 million pounds in the same period of fiscal 2007. It is anticipated that there will continue to be a recurring amount of stainless steel wire produced and sold into certain specialty markets.  The aggregate average selling price per pound increased by 10.9% to $26.75 per pound in the third quarter of fiscal 2008 from $24.12 per pound in the same period of fiscal 2007 because of changes in product mix (including market, form and alloy), an increased level of service center value-added business and changes in raw material prices.  Although nickel prices were lower in the third quarter of fiscal 2008 than in the same period of fiscal 2007, the lower price of nickel was offset by increased prices for other raw materials that are significant in the manufacture of the Company’s products, such as molybdenum, cobalt and chromium.

Cost of sales increased to $126.2 million, or 75.9% of net revenues, in the third quarter of fiscal 2008, compared to $104.1 million, or 73.8% of net revenues, in the same period of fiscal 2007.  Cost of sales in the third quarter of fiscal 2008 grew as a result of increased volumes, increased manufacturing costs due to planned equipment outages and product mix due to an increase in the production and sale of higher-cost alloy and forms.  In the third quarter of fiscal 2007, cost of sales was increased due to a one-time bonus accrual to union employees upon ratification of the collective bargaining agreement of $2.2 million (or 1.6% of net revenue), which did not repeat in the third quarter of fiscal 2008. This decrease was, however, partially offset by higher wage rates for union employees and increased fringe benefit costs.

Selling, general and administrative expenses increased $0.1 million or 1.3% to $11.0 million in the third quarter of fiscal 2008 from $10.9 million in the same period of fiscal 2007 primarily due to higher business activity causing commissions and sales expenses to increase.  Selling, general and administrative expenses as a percentage of net revenues decreased to 6.6% in the third quarter of fiscal 2008 compared to 7.7% for the same period of fiscal 2007 due primarily to increased revenues.

Research and technical expense increased 9.6% to $0.82 million in the third quarter of fiscal 2008 from $0.75 million in the same period of fiscal 2007 due to normal inflationary increases and increased staff levels required to support the transition of retiring employees.

Operating income in the third quarter of fiscal 2008 was $28.3 million compared to $25.3 million in the same period of fiscal 2007.

Interest expense decreased 91.6% to $0.02 million in the third quarter of fiscal 2008 from $0.3 million in the same period of fiscal 2007.  The decrease is from a lower average debt balance outstanding and a lower borrowing rate of interest.

Income tax expense increased to $10.7 million in the third quarter of fiscal 2008 from $7.3 million in the same period of fiscal 2007 primarily due to higher pretax income and a higher effective tax rate. The effective tax rate for the third quarter of fiscal 2008 was 37.9% compared to 29.2% in the same period of fiscal 2007.  The low effective tax rate last year in the third quarter of fiscal 2007 was a result of the filing of amended tax returns during the quarter to claim favorable items from extraterritorial income exclusion and foreign tax credits, which approximated $2.9 million.

Net income decreased by $0.1 million to $17.6 million in the third quarter of fiscal 2008 from $17.7 million in the same period of fiscal 2007.

Results for nine months ended June 30, 2008

Net revenues increased by $77.3 million, or 19.4%, to $476.2 million for the first nine months of fiscal 2008 from $398.9 million in the same period of fiscal 2007.  Volume for all products increased by 2.8% to 17.5 million pounds for the first nine months of fiscal 2008 from 17.0 million pounds in the same period of fiscal 2007. Volume of high-performance alloys increased by 14.2% to 17.1 million pounds for the first nine months of fiscal 2008 from 15.0 million pounds in the same period of fiscal 2007. As a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire, volume of stainless steel wire decreased to 0.4 million pounds for the nine months of fiscal 2008 from 2.0 million pounds in the same period of fiscal 2007. It is anticipated that there will continue to be a recurring amount of stainless steel wire produced and sold into certain specialty markets.  The aggregate average selling price per pound increased by 16.1%

to $27.20 per pound for the nine months of fiscal 2008 from $23.42 per pound in the same period of fiscal 2007 because of changes in product mix (including market, form and alloy), an increased level of service center value-added business, and changes in raw material prices.  Although nickel prices were lower for the nine months of fiscal 2008 than in the same period of fiscal 2007, the lower price of nickel was offset by increased prices for other raw materials which are significant in the manufacture of the Company’s products, such as molybdenum, cobalt and chromium.

Cost of sales increased to $365.9 million, or 76.8% of net revenues, for the first nine months of fiscal 2008, compared to $288.0 million, or 75.3% of net revenues, in the same period of fiscal 2007.  Cost of sales increased as a result of increased volumes, increased manufacturing costs due to equipment outages, and changes in product mix due to an increase in the production and sale of higher-cost alloy and forms.  In the third quarter of fiscal 2007 cost of sales was increased due to a one-time bonus accrual to union employees upon ratification of the collective bargaining agreement of $2.2 million (or 0.6% of net revenue), which did not repeat in the first nine months of fiscal 2008. This decrease was however, partially offset by higher wage rates for union employees and increased fringe benefit costs in fiscal 2008.  Cost of sales in the first nine months of fiscal 2008 was also decreased by a $3.7 million (0.8% of net revenue) pension curtailment gain, which was recorded due to an amendment to freeze future pension benefit accruals for non-union employees in the U.S.

Selling, general and administrative expenses increased $1.9 million to $31.1 million for the first nine months of fiscal 2008 from $29.2 million for the same period of fiscal 2007 due to: (i) higher business activity causing commissions and sales expenses to increase $2.4 million, and (ii) the fiscal 2007 reduction in allowance for doubtful accounts of $0.6 million compared to the first nine months of fiscal 2008 to reflect the favorable write-off history.  These increases were partially offset by a decrease in stock compensation expense of $1.1 million.  Selling, general and administrative expenses as a percentage of net revenues decreased to 6.5% for the first nine months of fiscal 2008 compared to 7.1% for the same period of fiscal 2007 due primarily to increased revenues.

Research and technical expense increased $0.3 million to $2.6 million for the first nine months of fiscal 2008 from $2.2 million in the same period of fiscal 2007 due to normal inflationary increases and increased staff levels required to support the transition of retiring employees.

Operating income for the first nine months of fiscal 2008 was $76.6 million compared to $79.5 million in the same period of fiscal 2007.

Interest expense decreased to $0.8 million for the first nine months of fiscal 2008 from $3.3 million for the same period of fiscal 2007.  The decrease is due to a lower average debt balance outstanding resulting from: (i) the Company’s application of proceeds from the equity offering that occurred near the end of the second quarter of fiscal 2007, (ii) cash generated from operations, and (iii) proceeds from the exercise of stock options which were used to reduce the outstanding debt balance.

Income tax expense increased to $29.3 million for the first nine months of fiscal 2008 from $27.8 million in the same period of fiscal 2007 primarily due to a higher effective tax rate. The effective tax rate for the first nine months of fiscal 2008 was 38.7% compared to 36.6% in the same period of fiscal 2007.  The lower effective tax rate last year in the third quarter of fiscal 2007 was a result of the filing of amended tax returns during the quarter to claim favorable items from extraterritorial income exclusion and foreign tax credits, which approximated $2.9 million.  It is expected that the effective tax rate for fiscal 2008 will be between 38.0% and 39.0%.

Net income decreased by $1.9 million, or 3.8% to $46.5 million for the first nine months of fiscal 2008 from $48.3 million in the same period of fiscal 2007.

Comparative Cash Flow Analysis

During the first nine months of fiscal 2008, the Company’s primary sources of cash were cash from operations,  borrowings under its U.S. revolving credit facility and proceeds from the exercise of stock options (including related tax benefits).  At June 30, 2008, Haynes had cash and cash equivalents of approximately $9.9 million compared to cash and cash equivalents of approximately $5.7 million at

September 30, 2007.

Net cash provided by operating activities was $30.5 million for the first nine months of fiscal 2008 compared to $22.5 million in the same period of fiscal 2007.  Several items contributed to the difference.  First, cash provided by operating activities for the first nine months of fiscal 2007 included the proceeds of the $50.0 million up-front payment received from Titanium Metals Corporation as a result of the Conversion Services Agreement entered into in that period.  Second, inventory balances (net of foreign currency adjustments) at June 30, 2008 were $33.6 million higher than at September 30, 2007, as a result of both planned outages and increased levels of inventory required to support an increased sales level for the first nine months of fiscal 2008 as compared to an increase of $102.5 million for the first nine months of fiscal 2007. Third, cash generated from a decrease in accounts receivable was $11.6 million for the first nine months of fiscal 2008 as compared to a use of cash of $4.4 million for the first nine months of fiscal 2007. Net cash used in investing activities was $17.9 million (which consist primarily of cash paid for capital expenditures of $15.0 million and the Asian distribution expansion and acquisition of $3.0 million) for the first nine months of fiscal 2008 compared to $11.0 for the first nine months of fiscal 2007, primarily as a result of the ongoing capital expenditure program.  Net cash used by financing activities included a reduction in borrowings on the revolving credit facility of $13.2 million as a result of cash generated from operations and proceeds from the exercise of stock options (including excess tax benefits) of $4.8 million.

Backlog

The Company’s consolidated backlog increased by $16.3 million, or 6.9%, to $252.6 million at June 30, 2008 from $236.3 million at September 30, 2007.

Completion of Key Capital Projects

Beginning in fiscal 2006, the Company began making significant investments in order to increase capacity in its sheet finishing operations, including upgrades to its cold rolling mill and one of two annealing lines, which were completed in fiscal 2007.  The first phase of upgrades to the second annealing line was completed in the second quarter of fiscal 2008, and the second phase of these upgrades was completed in the third quarter of fiscal 2008, with final testing and survey of the equipment in the fourth quarter. These upgrades to the sheet finishing operations have increased the production capacity for high-performance alloys in sheet form from 9.0 million pounds per year to 14.0 million pounds per year. The Company’s objective is to produce and sell 23.5 million pounds of high-performance alloys by no later than fiscal 2010 and possibly as early as fiscal 2009. With the completion of the upgrades to sheet finishing capacity and along with other capital upgrades since fiscal 2005, management is in the process of evaluating the positive impact of all these upgrades on total high-performance alloy production and capacity across all product forms.   It is believed that the upgrades will allow the Company to produce high-performance alloy volume in excess of the original estimate of 23.5 million pounds.

Outlook

Management believes that growth in high-performance alloy volumes from fiscal 2007 to fiscal 2008 will approximate between 10.0% to 11.0%. In addition to increasing capacity, management also believes that the completion of its current capital projects and the related improvements in reliability and performance of the equipment will have a positive long-term effect on profitability and working capital management. Gross profit as a percentage of revenue is expected to be approximately 24.4% to 25.0% in the fourth quarter of fiscal 2008 as a result of the anticipated operating improvements from the capital spending projects.

Although the current order entry activity for the Company continues to be strong, a slowdown in overall global economic growth, an economic downturn or recession could materially reduce the demand for the Company’s products and materially and adversely affect its business.

Earnings Conference Call

The Company will host a conference call on Thursday, August 7, 2008 to discuss its third quarter financial results for the periods ended June 30, 2008.  The Company’s Third Quarter 10-Q will be filed on Wednesday, August 6, 2008.  Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Thursday, August 7, 2008
Time:	9:00 a.m. Eastern Time
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

Dial-In Numbers:	877-407-8033 (Domestic)
201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Thursday, August 7th at 11:00 a.m. Eastern Time, through 11:59 p.m. Eastern Time on Friday, August 15, 2008. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286 Conference: 292291

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, chemical processing and land-based bas turbine industries.

Cautionary Note Regarding Forward-Looking Statements

This news release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, particularly under the “Outlook” section above.  When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements.  Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved.  Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2007 and its Form 10-Q for the fiscal quarter ended March 31, 2008.  You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•                  Commercialization of new production capacity;

•                  Any significant decrease in customer demand for our products or in demand for our customers’ products;

•                  Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;

•                  Rapid increases in the cost of nickel, energy and other raw materials;

•                  Our ability to continue to develop new commercially viable applications and products;

•                  Our ability to recruit and retain key employees;

•                  Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and

•                  Economic and market risks associated with foreign operations and U.S. and world economic and political conditions.

Schedule I

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2008	2007	2008

Net revenues	$141,087	$166,340	$398,886	$476,188
Cost of sales	104,148	126,223	287,993	365,946
Gross profit	36,939	40,117	110,893	110,242
Selling, general and administrative expense	10,871	11,007	29,152	31,059
Research and technical expense	747	819	2,225	2,566
Operating income	25,321	28,291	79,516	76,617
Interest expense, net	263	22	3,338	802
Income before income taxes	25,058	28,269	76,178	75,815
Provision for income taxes	7,317	10,705	27,849	29,345
Net income	$17,741	17,564	$48,329	46,470
Net income per share:
Basic	$1.52	$1.47	$4.55	$3.91
Diluted	$1.49	$1.46	$4.40	$3.87
Weighted average shares outstanding:
Basic	11,650,000	11,921,541	10,616,484	11,882,929
Diluted	11,913,310	12,045,253	10,981,509	12,013,792

Schedule II

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30, 2007	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,717	$9,857
Restricted cash – current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,339 and $1,481, respectively	106,414	95,557
Inventories, net	286,302	321,946
Income taxes receivable	1,760	2,060
Deferred income taxes	10,801	10,039
Other current assets	1,457	3,368
Total current assets	412,561	442,937

Property, plant and equipment (at cost)	117,181	133,404
Accumulated depreciation	(19,321)	(26,194)
Net property, plant and equipment	97,860	107,210

Deferred income taxes – long term portion	22,738	19,358
Prepayments and deferred charges, net	3,702	2,864
Restricted cash – long term portion	330	220
Goodwill	41,252	43,737
Other intangible assets	8,526	8,202

Total assets	$586,969	$624,528
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$60,443	$71,139
Accrued pension and postretirement benefits	14,647	20,518
Revolving credit facilities	35,549	22,347
Deferred revenue – current portion	2,500	2,500
Current maturities of long-term obligations	110	110
Total current liabilities	113,249	116,614

Long-term obligations (less current portion)	3,074	3,123
Deferred revenue (less current portion)	45,329	43,454
Non-current income taxes payable	—	2,591
Accrued pension and postretirement benefits	108,940	85,959
Total liabilities	270,592	251,741

Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,807,237 and 11,953,766 issued and outstanding at September 30, 2007 and June 30, 2008, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	218,504	224,501
Accumulated earnings	93,880	139,523
Accumulated other comprehensive income	3,981	8,751
Total stockholders’ equity	316,377	372,787

Total liabilities and stockholders’ equity	$586,969	$624,528

Schedule III

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

		Nine Months Ended June 30,
		2007	2008
	Cash flows from operating activities:
	Net income	$48,329	$46,470
	Adjustments to reconcile net income to net cash provided by operating activities:
	Depreciation	5,474	6,561
	Amortization	843	824
	Stock compensation expense	2,359	1,216
	Excess tax benefit from option exercises	(7,888)	(2,842)
	Deferred revenue	50,000	—
	Deferred revenue - portion recognized	(1,546)	(1,875)
	Deferred income taxes	2,775	1,767
	Loss on disposal of property	51	223
	Change in assets and liabilities:
	Accounts receivable	(4,412)	11,587
	Inventories	(102,540)	(33,595)
	Other assets	(2,695)	(934)
	Accounts payable and accrued expenses	33,693	8,953
	Income taxes	1,727	4,715
	Accrued pension and postretirement benefits	(3,242)	(12,578)
	Net cash provided by operating activities	22,473	30,492

	Cash flows from investing activities:
	Additions to property, plant and equipment	(11,132)	(15,041)
	Asian distribution expansion and acquisition	—	(3,000)
	Change in restricted cash	110	110
	Net cash used in investing activities	(11,022)	(17,931)

	Cash flows from financing activities:
	Net decrease in revolving credit facility	(99,032)	(13,202)
	Proceeds from equity offering, net	72,753	—
	Proceeds from exercise of stock options	6,083	1,939
	Excess tax benefit from option exercises	7,888	2,842
	Payments on long-term obligations	(123)	(139)
	Net cash used in financing activities	(12,431)	(8,560)

	Effect of exchange rates on cash	224	139
	Increase (decrease) in cash and cash equivalents	(756)	4,140

	Cash and cash equivalents, beginning of period	6,182	5,717
	Cash and cash equivalents, end of period	$5,426	$9,857

	Supplemental disclosures of cash flow information:
Cash paid during period for:	Interest (net of capitalized interest)	$3,198	$972
	Income taxes	$23,818	$23,414